CORRECTION

                                                           FOR IMMEDIATE RELEASE

                                                                  AUGUST 9, 2001

                                         CONTACTS:       J. James Gallagher, CEO
                                                                    253-305-0604
                                                   Melanie J. Dressel, President
                                                                    253-305-1911
                                                  Gary R. Schminkey, EVP and CFO
                                                                    253-305-1966


FOLLOWING IS THE COMPLETE, CORRECTED VERSION OF THE PRESS RELEASE AS ORIGINALLY ISSUED WEDNESDAY, AUGUST 1, 2001:


                     COLUMBIA BANKING SYSTEM, INC. RECEIVES
               $22 MILLION FROM POOLED TRUST PREFERRED TRANSACTION
                       AND APPROVES STOCK REPURCHASE PLAN

         TACOMA, WA - Columbia Banking System, Inc., the holding company of Columbia State Bank, announced today that it has received $22 million from its participation in a pooled trust preferred offering, in which it issued long-term floating rate capital securities with an initial rate of 7.29 %. The offering was managed by Keefe, Bruyette & Woods and First Tennessee Capital Markets. "Issuance of the capital securities, which are a stable and lower cost capital, will support Columbia's growth and expansion plans while avoiding the dilution to existing shareholders that would result from the issuance of additional shares of common stock," stated J. James Gallagher, Columbia's Chief Executive Officer.

         Columbia also announced today that its Board of Directors has approved a stock repurchase program, which will be funded by up to $9 million of the proceeds from the pooled trust preferred transaction. Under the stock repurchase program, Columbia may systematically purchase up to 660,000 of its outstanding shares of Common Stock. Those shares represent approximately 5% of the 13.1 million common shares currently outstanding. Columbia intends to purchase the shares from time to time in the open market, under conditions which allow such repurchases to be accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution.

         "We are pleased that the trust preferred transaction has provided additional capital that will support our continued growth while also allowing us to implement our new stock repurchase program," said Mr. Gallagher. "Together these two events should enable Columbia to restructure its balance sheet and to more effectively leverage its assets, and should have a favorable effect on earnings per share and return on shareholders equity."

         Columbia will use the remaining proceeds from the pooled trust preferred transaction to retire outstanding short-term debt and for working capital.

         Columbia is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia State Bank, a Washington state-chartered, full-service commercial bank, with 31 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's common stock trades on the Nasdaq Stock Market
(NMS) under the symbol COLB.

                                       ###






Note Regarding Forward-Looking Statements

This news release includes forward-looking statements, which management believes are a benefit to shareholders. These forward-looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words "will," "believe," "expect," "should," "anticipate" and words of similar construction are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure.



                                       2